Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 2, 2024

among

GRIID INFRASTRUCTURE INC.,
as the Borrower,

the other LOAN PARTIES from time to time party hereto,

and

CLEANSPARK, INC.,
as the Lender

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETIVE PROVISIONS		1
1.1	Definitions.	1
1.2	Rules of Interpretation.	16
ARTICLE II the COMMITMENTS and Credit Extensions		18
2.1	Loans.	18
2.2	Prepayments.	18
2.3	Interest.	19
2.4	Upfront Fee.	20
2.5	Computation of Interest and Fees.	20
2.6	Payments.	20
2.7	Evidence of Debt.	21
ARTICLE III TAXES AND YIELD PROTECTION		21
3.1	Taxes.	21
3.2	[Reserved].	22
3.3	Increased Costs.	22
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		23
4.1	Conditions of Term Loan Credit Extension.	23
4.2	Conditions to All Credit Extensions.	25
4.3	Conditions of Amendment and Restatement.	25
ARTICLE V REPRESENTATIONS AND WARRANTIES		26
5.1	Existence, Qualification and Power.	26
5.2	Authorization; No Contravention.	27
5.3	Governmental Authorization; Other Consents.	27
5.4	Binding Effect.	27
5.5	Financial Statements; No Material Adverse Effect.	27
5.6	Litigation.	27
5.7	No Default.	28
5.8	Property.	28
5.9	Environmental Matters.	28
5.10	Tax Matters.	28
5.11	ERISA Compliance.	29
5.12	Ownership of Loan Parties and Subsidiaries.	29
5.13	Investment Company Act; Margin Stock.	29
5.14	Disclosure.	30
5.15	Compliance with Laws.	30
5.16	[Reserved].	30
5.17	Casualty, Etc.	30
5.18	Anti-Corruption Laws and Sanctions.	30

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5.19	Labor Matters.	31
5.20	Material Contracts.	31
5.21	Agreements.	31
5.22	Insurance.	31
5.23	Acknowledgment of Obligations.	31
5.24	Collateral Documents.	31
ARTICLE VI AFFIRMATIVE COVENANTS		32
6.1	Financial Statements; Certificates; Other Information.	32
6.2	Notices.	33
6.3	Payment of Obligations.	34
6.4	Preservation of Existence, Etc.	34
6.5	Maintenance of Property.	34
6.6	Maintenance of Insurance.	34
6.7	Compliance with Laws.	34
6.8	Books and Records.	34
6.9	Inspection Rights.	34
6.10	Compliance with Environmental Laws.	35
6.11	Plans.	35
6.12	Compliance with Anti-Corruption Laws and Sanctions.	35
6.13	Mortgaged Properties.	35
6.14	Deposit Accounts.	35
6.15	Additional Subsidiaries.	36
6.16	Further Assurances.	36
6.17	Collateral Access Agreements.	36
6.18	Good Standings.	36
ARTICLE VII NEGATIVE COVENANTS		37
7.1	Liens.	37
7.2	Indebtedness.	38
7.3	Investments	38
7.4	Fundamental Changes.	39
7.5	Dispositions.	39
7.6	Restricted Payments.	40
7.7	Change in Nature of Business	40
7.8	Changes in Fiscal Periods or Accounting System	40
7.9	Transactions with Affiliates	40
7.10	Burdensome Agreements	40
7.11	Use of Proceeds.	40
7.12	Amendments of Organization Documents.	41
7.13	Prepayment or Amendment of Indebtedness.	41
ARTICLE VIII DEFAULT AND REMEDIES		41
8.1	Events of Default.	41
8.2	Remedies Upon Event of Default.	43
8.3	Application of Funds	43

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ARTICLE IX MISCELLAneous		43
9.1	Amendments, Etc.	43
9.2	Notices; Effectiveness	43
9.3	No Waiver; Cumulative Remedies; Notice Waiver.	44
9.4	Expenses; Indemnity; Damage Waiver.	44
9.5	Payments Set Aside.	45
9.6	Successors and Assigns.	46
9.7	Confidentiality.	46
9.8	Right of Setoff.	46
9.9	Survival.	47
9.10	Independent Effect of Covenants.	47
9.11	Governing Law; Venue; Waiver of Jury Trial.	47
9.12	[Reserved].	48
9.13	Counterparts; Integration; Effectiveness.	48
9.14	No Advisory or Fiduciary Responsibility.	48
9.15	Severability.	49
9.16	USA PATRIOT Act.	49
9.17	Inconsistencies with Other Documents.	49
9.18	Joinder of Additional Subsidiary Guarantor.	49
9.19	Prepayment Premium.	49
9.20	Reaffirmation.	49
9.21	Acknowledgment of Security Interests.	50
ARTICLE X LOAN GUARANTY		50
10.1	Guaranty.	50
10.2	Guaranty of Payment; Independent Obligation.	50
10.3	No Discharge or Diminishment of Guaranty.	50
10.4	Defenses Waived.	51
10.5	Contribution.	51
10.6	Subrogation.	52
10.7	Subordination.	52
10.8	Reinstatement.	52
10.9	Stay of Acceleration.	52
10.10	Condition of Loan Parties.	52
10.11	Keepwell.	52

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SCHEDULES

4.1(d) Pay-Off Indebtedness

5.8 Real Property

5.11(b) ERISA Matters

5.12 Ownership of Loan Parties and Subsidiaries

5.19 Labor Matters

5.20 Material Contracts

5.22 Insurance

7.1 Existing Liens

7.2 Existing Indebtedness

7.3 Existing Investments

EXHIBITS

A Form of Compliance Certificate

B Form of Term Note

C Form of Loan Party Joinder Agreement

D Form of Borrowing Request

E Form of Delayed Draw Term Note

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of August 2, 2024 (the “Restatement Effective Date”), among GRIID INFRASTRUCTURE INC., a Delaware corporation (the “Borrower”), the other LOAN PARTIES (as defined herein) from time to time party hereto and CLEANSPARK, INC. (the “Lender”).

WHEREAS, pursuant to that certain Credit Agreement, dated as of June 26, 2024, among the Borrower and the Lender in effect immediately prior to the date hereof (the “Existing Credit Agreement”), the Lender made a term loan to Borrower in an aggregate principal amount of $55,918,638.68;

WHERAS, the Borrower has requested that on or after the Restatement Effective Date the Lender make available to the Borrower additional credit extensions in the form of one or more delayed draw term loans in an aggregate principal amount not to exceed $40,000,000;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement on the terms set forth herein and re-evidence the Obligations outstanding on the Restatement Effective Date;

WHEREAS, it is the intent of the parties hereto to confirm that all Obligations of the Loan Parties under the other Loan Documents, as amended hereby, shall continue in full force and effect and that from and after the Restatement Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement;

WHEREAS, in furtherance of the foregoing, the Borrower and Lender desire to amend and restate the Existing Credit Agreement to read in its entirety as herein set forth.

NOW THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into the operative provisions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Existing Credit Agreement to read in its entirety as herein set forth:

ARTICLE I
DEFINITIONS AND INTERPRETIVE PROVISIONS

1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Loan Party or any Subsidiary thereof (a) acquires assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business (whether through purchase of assets, merger or otherwise) or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which have ordinary voting power for the election of the board of directors or equivalent governing body (other than Equity Interests having such power only by reason of the happening of a contingency that has not occurred).

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“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Amended and Restated Credit Agreement.

“Anti-Corruption Laws” means, collectively, the United States Foreign Corrupt Practices Act of 1977 and all other similar anti-corruption legislation in other jurisdictions.

“Applicable Margin” means 8.5% per annum.

“Attributable Indebtedness” means, as to any Person at a particular time, (a) in respect of any Capital Lease of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation of such Person, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2023, and the related consolidated and consolidating statements of income or operations, shareholder’ interests and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Borrower” has the meaning specified in the introductory paragraph.

“Borrowing Request” means a notice of a borrowing of Loans, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Lender, appropriately completed and signed by a Senior Officer of the Borrower.

“Business Day” means any day other than a Saturday, a Sunday, or other day on which the Lender is authorized or required by Law to be closed.

“Capital Expenditures” without duplication, (a) any expenditure or commitment to expend money for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and the other Loan Parties prepared in accordance with GAAP, and (b) Capital Lease Obligations and Synthetic Lease Obligations.

“Capital Lease” shall mean, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any sale and leaseback transaction or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) required to be classified and accounted for as Capital Leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized, if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP.

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“Cash Equivalents” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof, (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from two nationally recognized statistical rating organizations, (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above and (e) any fund or other pooling arrangement which exclusively purchases and holds the items listed in clauses (a) through (d) above.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a) Borrower ceases to directly or indirectly own and control, beneficially and of record, one hundred percent (100%) of the Equity Interests in each Loan Party; or (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date), other than Lender or its Affiliates, of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower on a fully diluted basis.

“Closing Date” means June 26, 2024.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and including any successor U.S. federal income tax statutes.

“Collateral” means all of the property, of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest in favor of the Lender under any Collateral Document.

“Collateral Documents” means, collectively, the Security Agreement and all of the other mortgages, deeds of trust, assignments of rents, collateral assignments, control agreements, security agreements, pledge agreements, collateral access agreements, or other similar agreements delivered to the Lender that create or perfect (or purport to create or perfect) a Lien in favor of the Lender.

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“Commitments” means, individually or collectively, the Term Loan Commitment and the Delayed Draw Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit A or such other form as may be approved by the Lender.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power either (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) to direct or cause the direction of the management or policies of a Person, whether as an officer or director or through the ability to exercise voting power by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a borrowing of a Loan.

“Current Assets” means, at a particular date, all cash, Cash Equivalents, accounts and inventory of the Borrower and its Subsidiaries and all other items which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate of the Borrower, unless such Indebtedness arose in connection with the sale of goods or rendition of services in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any Equity Interests issued by an Affiliate of the Borrower, or (c) the cash surrender value of any life insurance policy.

“Current Liabilities” means, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date, but in any event including the amounts of (a) all Indebtedness payable on demand, or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any Indebtedness (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, the validity of which is not contested at such date, and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

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“Default Rate” means when used with respect to any Loan or other Obligations, a rate per annum equal to nine point five percent (9.5%) per annum above the interest rate otherwise applicable to such Loan pursuant to this Agreement,.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Delayed Draw Commitment” means the commitment of the Lender to make a Delayed Draw Term Loan pursuant to Section 2.1(c), which commitment shall be $40,000,000.00.

“Delayed Draw Expiration Date” shall mean with respect to the Delayed Draw Term Loan, the earlier of (i) the date of termination of the Merger Transaction pursuant to the terms of the Merger Agreement (or such later date as may be determined by Lender in its sole discretion) or (ii) the Maturity Date.

“Delayed Draw Term Loan” shall have the meaning specified in Section 2.1(c).

“Delayed Draw Term Note” means the secured promissory note executed by the Borrower in favor of the Lender in the form of Exhibit E evidencing the Delayed Draw Term Loan.

“Disposition” or “Dispose” or “Disposed” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including (x) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (y) any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for any period of determination, as determined on a consolidated basis for the Borrower and its Subsidiaries, the sum of (a) net income (or loss) plus (b) without duplication and to the extent deducted in determining such net income (or loss), the sum of (i) interest expense, including the interest component of any Capital Lease, (ii) income tax expense, (iii) depreciation and amortization expense, minus (c)(i) extraordinary non-operating income, (ii) any gain from non-recurring transactions, and (iii) interest income.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Loan Parties, and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Lender and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means any and all current and future federal, state, local, and foreign statutes, laws (including common law), regulations, standards, ordinances, rules, judgments, interpretations, orders, decrees, permits, agreements or governmental restrictions relating to health, safety, pollution or the protection of the environment or human health (to the extent related to exposure to Hazardous Materials),

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including those relating to the manufacture, generation, handling, transport, storage, treatment, release or threat of release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to, resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options, participations or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Transaction” means, with respect to the Borrower and its Subsidiaries, any issuance or sale of their Equity Interests (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in the Borrower or its Subsidiaries, other than (a) to the Borrower or its Subsidiaries, (b) in connection with a conversion of debt securities to equity, or (c) in connection with the exercise by a present or former employee, officer, director or consultant under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import and the rules and regulations promulgated thereunder as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) in a controlled group, under common control or part of an affiliated service group with any Loan Party within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Loan Party or ERISA Affiliate from a Multiemployer Plan, the imposition of any withdrawal liability under Section 4203 or 4205 of ERISA on any Loan Party or ERISA Affiliate or a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), (d) the filing of a notice of intent to terminate, or the treatment of an amendment as a termination under Section 4041 or 4041A of ERISA of, a Pension Plan, (e) the institution of any steps by any Person, including the PBGC, to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered, or is expected to be considered, an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or

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Sections 303, 304 and 305 of ERISA, (h) the incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or ERISA Affiliate, (i) a failure by any Loan Party or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by any Loan Party or ERISA Affiliate to make any required contribution to a Multiemployer Plan, (j) the filing of an application for a waiver of the minimum funding standard with respect to any Pension Plan under Section 412(c) of the Code or Section 302(c) of ERISA, (k) any event or condition which could reasonably be expected to result in the imposition of a Lien under Section 430(k) of the Code or Section 303(k) of ERISA on the assets of any Loan Party or ERISA Affiliate or liability upon any Loan Party or ERISA Affiliate under Sections 4069 or 4212(c) of ERISA, (l) any increase in the liability or contingent liability of any Loan Party with respect to any Plan providing post-retirement welfare benefits or (m) engagement in a prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA or a violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

“Event of Default” has the meaning specified in Section 8.1.

“Excess Cash Flow” means, for any period of determination, as determined on a consolidated basis for the Borrower and its Subsidiaries, an amount equal to (a) the sum of (i) EBITDA, (ii) the amount of the decrease, if any, in Working Capital during such period, and (iii) cash items of income not included in calculating EBITDA, minus (b) the sum of (i) cash interest expense, (ii) amounts actually paid and applied to scheduled and paid principal payments on Indebtedness but only to the extent that such payments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (iii) Capital Expenditures (other than Capital Expenditures that were funded by purchase money Indebtedness) made in cash and otherwise permitted under this Agreement, (iv) income taxes paid in cash and (v) the amount of the increase, if any, in Working Capital during such period.

“Excluded Accounts” has the meaning specified in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.1, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office and (c) any withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, judgments, settlements, proceeds of insurance, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

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“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.1.

“Guarantors” means the Subsidiary Guarantor(s) and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations, and “Guarantors” means collectively all such Persons.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas,

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natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount of all direct or contingent obligations of such Person arising under or in respect of letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees, surety bonds and similar instruments; (c) all net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (including earnouts but excluding trade accounts payable in the ordinary course of business and not more than 60 days past due); (e) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a party to a joint venture, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For all purposes hereof, the amount of any earnout or similar obligation of any Person shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.4(b).

“Information” has the meaning specified in Section 9.7.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement,

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interpretation or administration thereof, and all applicable administrative orders of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph.

“Lien” means shall mean, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), judgment liens, pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, servitude, right-of-way or other encumbrance on title to real property, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement and any lease in the nature thereof and any option, call, trust, contractual, statutory, UCC (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities

“Loan” or “Loans” means, individually or collectively, as the context may require, the Term Loan or the Delayed Draw Term Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, each Loan Guaranty, each Loan Party Joinder Agreement, the Collateral Documents, the Perfection Certificate, and all other instruments, agreements, documents and writings executed and delivered, in each case, by any Loan Party in connection with any of the foregoing.

“Loan Guaranty” means the Guarantee made by the Loan Parties under Article X and any other guaranty of the Obligations executed by a Guarantor in favor of the Lender.

“Loan Parties” means, collectively, the Borrower, the Subsidiary Guarantors.

“Loan Party Joinder Agreement” has the meaning specified in Section 9.18.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) a material adverse effect on (i) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, (iii) the rights, remedies and benefits available to the Lender under any Loan Document, or (iv) the value of the Collateral or the Lender’s Lien on the Collateral or the priority of such Liens.

“Material Contracts” means, with respect to any Person, each contract or contracts, to which such Person is a party (other than the Loan Documents) (i) involving consideration, individually or in the aggregate, payable to or by such Person of $1,000,000 or more in any calendar year, or (ii) as to which the breach, nonperformance, cancellation or non-renewal thereof could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than Indebtedness under the Loan Documents) of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $1,000,000.

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“Maturity Date” means the earlier to occur of (a) June 26, 2025, or (b) the date which is 90 days after the termination of the Merger Transaction pursuant to the terms of the Merger Agreement (other than a termination of the Merger Transaction resulting solely from a breach by Lender).

“Maximum Rate” has the meaning specified in Section 2.3(d).

“Merger Documents” mean the collective reference to the Merger Agreement and the other documents contemplated to be executed and delivered therein.

“Merger Transaction” means that certain transaction involving the acquisition by Lender of all of the outstanding capital stock of Borrower pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 26, 2024, by and among Lender, as buyer, Tron Merger Sub, Inc., and Borrower, as seller.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a first priority Lien (subject to Permitted Liens) on a Mortgaged Property, which shall be in form and substance satisfactory to the Lender, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local law.

“Mortgaged Property” shall mean each parcel of real property owned by any Loan Party with a value in excess of $500,000.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions or has made or been obligated to make contributions or to which any Loan Party or ERISA Affiliate has any liability (contingent or otherwise).

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any Subsidiary thereof, or any Extraordinary Receipt received by or paid to the account of any Loan Party or any Subsidiary thereof, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction, and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; and

(b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any Subsidiary thereof, or the incurrence or issuance of any Indebtedness by any Loan Party or any Subsidiary thereof, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

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“Notes” means, individually, each of the Term Note and Delayed Draw Term Note and collectively, the Term Note and Delayed Draw Term Note.

“Obligations” means all unpaid principal of and accrued interest on the Loans and all fees expenses, reimbursements, indemnities and other debts, liabilities and obligations (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Loan Parties to the Lender or any Indemnitee arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans, in each case, whether absolute or contingent, due or to become due, now existing or hereafter arising, direct or indirect, joint or several, liquidated or unliquidated, or arising by contract, operation of law or otherwise.

“Obligee Loan Party” has the meaning specified in Section 10.7.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

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“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has or could have any liability (contingent or otherwise), including liability under Sections 4063, 4064, 4069 or 4212(c) by reason of being, having been or being deemed to be a “substantial employer” or “contributing sponsor” within the meanings thereunder, and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Perfection Certificate” means the Perfection Certificate dated as of the Closing Date by the Loan Parties in favor of the Lender.

“Permitted Liens” means Liens permitted pursuant to Section 7.1.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained by any Loan Party or ERISA Affiliate or any such Plan to which any Loan Party or ERISA Affiliate is required to contribute.

“Prepayment Premium” means, with respect to any prepayment of the Term Loan and/or Delayed Draw Term Loan pursuant to Section 2.2 or otherwise occurring on or prior to the first anniversary of the Closing Date, an amount equal to 5.00% of the aggregate outstanding principal amount of the Term Loan and/or Delayed Draw Term Loan being prepaid on such date;

“Qualified ECP Guarantor” means, in respect of any liability for, guarantee of or security interest securing any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant liability for, guarantee of or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (or the regulations issued thereunder), other than events for which the 30-day notice period has been waived pursuant to such regulations.

“Restatement Effective Date” has the meaning specified in the recitals hereto.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower or its Subsidiaries now or hereafter outstanding, (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or its Subsidiaries now or hereafter outstanding, and (c) any

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payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interest of the Borrower or its Subsidiaries now or hereafter outstanding.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned directly or indirectly by any such Person or Persons described in clauses (a) and (b) or (d) any Person otherwise the subject or target of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce) or any other relevant sanctions authority.

“Secured Parties” means (a) the Lender, (b) the Indemnitees and (c) the successors and assigns of each of the foregoing.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, executed by the Loan Parties in favor of the Lender.

“Senior Debt” means, as of any date of determination, the aggregate outstanding principal amount of the Loans as of such date.

“Senior Officer” means, with respect to any Loan Party, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of such Loan Party, any other officer of such Loan Party as hereafter may be designated by written notice by such Loan Party to the Lender (so long as such officer is reasonably acceptable to the Lender) and, solely for purposes of the delivery of incumbency and certain other certificates pursuant to Section 4, the secretary or any assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Senior Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Senior Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” means each direct or indirect Subsidiary of the Borrower in existence on the Closing Date or that becomes a Subsidiary Guarantor pursuant to Section 6.15; provided, however, that notwithstanding the foregoing, Subsidiary Guarantor shall not include any Person that has been released as

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a Subsidiary Guarantor in accordance with the terms of the Loan Documents. Each Subsidiary Guarantor as of the Closing Date is set forth on Schedule 5.12.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as if such Swap Contracts have been closed out and termination value(s) determined in accordance therewith.

“Synthetic Lease Obligation” means, as to any Person at a particular time, the monetary obligation of such Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.1(a).

“Term Loan Commitment” means the commitment of the Lender to make the Term Loan pursuant to Section 2.1(a), which commitment shall be $55,918,638.68.

“Term Note” means the secured promissory note executed by the Borrower in favor of the Lender in the form of Exhibit B evidencing the Term Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Delaware; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, “UCC” means the Uniform Commercial Code as in effect from time to time in such other

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jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Working Capital” means, as of any date of determination, the excess, if any, of Current Assets over Current Liabilities as of such date.

1.2 Rules of Interpretation. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

i. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, Schedules and Annexes shall be construed to refer to Articles and Sections of, and Exhibits, Schedules and Annexes to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ii. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

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iii. Article and Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

iv. All capitalized terms used herein or in any other Loan Document with reference to the Collateral and defined in the Uniform Commercial Code as adopted in the State of Delaware from time to time shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.

v. All references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

b. Accounting Terms.

vi. Generally. All accounting terms not specifically or completely defined herein shall be defined in and construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, and in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Whenever the term the Borrower is used in respect of a financial covenant or a related definition, it shall be understood to mean the Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise. Notwithstanding the foregoing, (a) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (b) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Leases in such Person’s financial statements.

vii. Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement (including any definition of any term defined under GAAP used in such calculations) set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original

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intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

c. Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II
the COMMITMENTS and Credit Extensions

2.1 Loans.

(a) Term Loan Commitment. Prior to the Restatement Effective Date, the Lender made a single term loan (the “Term Loan”) to the Borrower in an aggregate original principal amount equal to the Term Loan Commitment. The Term Loan is evidenced by the Term Note. The Borrower may not reborrow any repaid principal of the Term Loan. As of the Restatement Effective Date, the aggregate outstanding principal balance of the Term Loan is $55,918,638.68.

(b) Delayed Draw Term Loan Commitment. Subject to the terms and conditions set forth herein, the Lender may, in its sole discretion, make one or more delayed draw term loans (each, a “Draw Loan” and collectively, the “Delayed Draw Term Loan”) to the Borrower from time to time from and after the Restatement Effective Date and until the Delayed Draw Expiration Date in an aggregate outstanding principal amount not to exceed the Delayed Draw Commitment. The Delayed Draw Term Loan shall be evidenced by the Delayed Draw Term Note. The Borrower may not reborrow any repaid principal of any Delayed Draw Term Loan.

(c) Maturity Date. The aggregate principal amount of all Loans and all accrued interest thereon shall be repaid in full by the Borrower on the Maturity Date.

(d) Delayed Draw Term Loan Borrowing. Each borrowing of Draw Loans shall be made upon the Borrower’s irrevocable written notice to the Lender in the form of a Borrowing Request, which notice must be received by the Lender not later than 1:00 p.m. at least two (2) Business Days prior to the proposed funding date of the Draw Loan. Each such borrowing shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Each such Borrowing Request shall specify (i) the requested date of the borrowing (which shall be a Business Day) and (ii) the principal amount of Draw Loans to be borrowed. Upon receipt of the Borrowing Request, Lender, may, in its complete and sole discretion, accept or reject such Borrowing Request. For the avoidance of doubt, Lender shall have the right to reject a Borrowing Request for any reason or no reason.

2.2 Prepayments.

(a) [Reserved].

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(b) Mandatory Prepayments.

(i) [Reserved].

(ii) Dispositions. If any Loan Party or any Subsidiary thereof Disposes of any property (other than any Disposition of any property permitted by Section 7.5) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall make a mandatory prepayment of the Loans in the manner set forth in Section 2.2(b)(vi) in an amount equal to one hundred percent (100%) of such Net Cash Proceeds immediately upon receipt thereof by such Person.

(iii) Extraordinary Receipts. Upon any Extraordinary Receipt being received by, or paid to or for the account of, any Loan Party or any Subsidiary thereof (to the extent not otherwise included in Section 2.2(b)(ii), 2.2(b)(iv) or 2.2(b)(v)), the Borrower shall make a mandatory prepayment of the Loans in the manner set forth in Section 2.2(b)(vi) in an amount equal to one hundred percent (100%) of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Person.

(iv) Issuance of Indebtedness or Equity Transactions. Upon the incurrence or issuance by any Loan Party or any Subsidiary thereof of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.2), or the consummation of any Equity Transaction, the Borrower shall make a mandatory prepayment of the Loans in the manner set forth in Section 2.2(b)(vi) in an amount equal to one hundred percent (100%) of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Person.

(v) Excess Cash Flow. Within ten (10) Business Days after the earlier of the date of delivery or the required date of delivery of the annual financial statements pursuant to Section 6.1(a) with respect to any fiscal year (beginning with the fiscal year ending December 31, 2024), the Borrower shall make a mandatory prepayment of the Loans in the manner set forth in Section 2.2(b)(vi) in an amount equal to one hundred percent (100%) of Excess Cash Flow with respect to such fiscal year.

(vi) Application of Mandatory Prepayments. Prepayments of the Loans made pursuant to this Section 2.2(b) shall be applied first, to the payment of any Obligations of the Loan Parties in respect of any costs or expenses referred to in Section 9.4(a) then due and owing until paid in full, second, to the payment of any Obligations of the Loan Parties in respect of any unpaid interest and any fees (including the applicable Prepayment Premium) then due and owing until paid in full, third, to the payment in full of the aggregate principal amount of the Term Loan and the Delayed Draw Term Loan by application to the unpaid installments of principal in the inverse order of scheduled maturities, fourth, , to the payment of any other Obligations then due and owing until paid in full, and fifth, to the Borrower or such other Persons as may lawfully be entitle to or directed by the Borrower to receive the remainder.

(vii) Prepayment Premium. Without limiting the foregoing, whenever any prepayment of the Term Loan or Delayed Draw Term Loan is made hereunder pursuant to this Section or otherwise, whether voluntary, involuntary, as a result of a Default, acceleration or otherwise (in each case other than following consummation of the transactions contemplated by the Merger Agreement), the Prepayment Premium shall be payable in full in cash on the applicable date of such prepayment.

2.3 Interest.

(a) Interest Rate Generally. Subject to the terms and conditions of this Agreement, (i) the outstanding amount of the Term Loans shall bear interest from the Closing Date until and including the date such Loans are repaid in full in cash at a rate per annum equal to the Applicable Margin and (ii) the

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outstanding amount of the Draw Loans shall bear interest from the date such Loan is made until and including the date such Loans are repaid in full in cash at a rate per annum equal to the Applicable Margin.

(b) Default Rate. Notwithstanding anything to the contrary contained herein:

(i) If any amount (including the outstanding amount of any Loan) payable by the Loan Parties under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a rate per annum equal to the Default Rate; and

(ii) While an Event of Default exists, all Obligations shall bear interest at a rate per annum equal to the Default Rate.

All interest accrued at the Default Rate shall be due and payable on demand.

(c) Interest Payment. Interest on each Loan shall be due and payable by the Borrower in arrears on the Maturity Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Maximum Rate. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

2.4 Upfront Fee. The Borrower shall pay to the Lender an upfront fee in an amount equal to 1.50% of the Lender’s aggregate Commitments under this Agreement, which shall be fully-earned upon the Closing Date (the “Upfront Fee”) and such Upfront Fee shall only be payable upon the termination of the Merger Agreement.

2.5 Computation of Interest and Fees.

(a) All computations of interest on the Obligations and fees shall be computed on a 365/360 basis; that is, in the case of interest, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Any reference in this Agreement to a “per annum” rate shall be based on a year of 360 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.3(d), bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.6 Payments.

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(a) Payments Generally. All payments to be made by any Loan Party under this Agreement and the other Loan Documents shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein or in the applicable Loan Document, all such payments by the Loan Parties shall be made to the Lender in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein or therein. All payments received by the Lender after such time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Loan Party shall come due on a day other than a Business Day, the due date shall be extended to the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that if such next succeeding Business Day occurs in the following calendar month, then the due date shall be the immediately preceding Business Day. A notice of the Lender to a Loan Party with respect to any amount owing under this Section 2.6(a) shall be conclusive, absent manifest error.

(b) [Reserved].

2.7 Evidence of Debt. The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.

ARTICLE III
TAXES AND YIELD PROTECTION

3.1 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by any Loan Party, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.1) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant

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Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.1, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.1 (including by the payment of additional amounts pursuant to this Section 3.1), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Loan Party, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this Section 3.1(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.1(e), in no event will the Lender be required to pay any amount to any Loan Party pursuant to this Section 3.1(e) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.1(e) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(f) Exemption Certificates. If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding, or as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.

(g) Survival. The Loan Parties’ obligations under this Section 3.1 shall survive any assignment of rights by the Lender, termination of the Commitments and repayment of the Obligations.

3.2 [Reserved].

3.3 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender, (ii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made or maintained by the Lender, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan or of maintaining its obligation to make

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any Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or its lending office or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made or maintained by the Lender, to a level below that which the Lender or its holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement; Delay in Requests. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company as specified in Section 3.3(a) or 3.3(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 3.3(c) shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.1 Conditions of Term Loan Credit Extension. The obligation of the Lender to make a Term Loan Credit Extension is subject to the satisfaction of the following conditions precedent:

(a) Documentation. The Lender shall have received, in form and substance satisfactory to the Lender, each of the following, duly executed and acknowledged where appropriate by all parties thereto:

(i) this Agreement, the Term Note, the Collateral Documents, the Merger Agreement and the other Loan Documents;

(ii) a certificate from a Senior Officer of the Borrower certifying (A) that the representations and warranties of the Loan Parties contained in Article V and each other Loan Document are true and correct in all material respects (or, in the case of any such representation and warranty that is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the Closing Date, (B) that no Default exists as of the Closing Date, and no Default shall occur on the Closing Date as a result of making any Credit Extension on the Closing Date or from the application of the proceeds thereof, and (C) since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect;

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(iii) a certificate of a Senior Officer of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto are true, correct and complete copies of (A) the Organization Documents of such Loan Party which, in the case of the articles or certificate of incorporation or formation (or equivalent), shall be certified as of a recent date by the appropriate Governmental Authority and (B) resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party;

(iv) a certificate as of a recent date of the good standing (or equivalent) of each Loan Party under the Laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by the Lender, each other jurisdiction where such Loan Party is qualified to do business; and

(v) favorable opinions of special counsel to the Loan Parties, dated as of the Closing Date, addressed to the Lender and covering such matters relating to the Loan Documents and the transactions contemplated thereunder as the Lender shall reasonably request and otherwise in form and substance acceptable to the Lender (and its counsel).

(b) Collateral Matters. The Lender shall have received, in form and substance satisfactory to the Lender (i) a Perfection Certificate with respect to the Loan Parties dated as of the Closing Date and duly executed by a Senior Officer of the Borrower, (ii) the results of lien searches (including UCC filings, intellectual property filings, judgments, pending litigation, bankruptcy and tax matters) made against each Loan Party, each as of a recent date prior to the Closing Date, indicating among other things that the assets of each Loan Party shall be free and clear of any Lien (except for Permitted Liens) as of the Closing Date and (iii) all such documents as may be required by or requested under the terms of any of the Collateral Documents with respect to personal property Collateral. The Lender shall have a security interest in the Collateral of the type and priority described in each Collateral Document.

(c) Insurance. The Lender shall have received, in form and substance satisfactory to the Lender, evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance and endorsements to policies, naming the Lender as an additional insured or lender loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral.

(d) Pay-Off Indebtedness. All Indebtedness set forth on Schedule 4.1(d) hereto shall have been, or concurrently with the closing on the Closing Date will be, repaid in full, all commitments (if any) in respect thereof shall have been, or concurrently with the closing on the Closing Date will be, terminated and all guarantees and security therefor shall have been, or concurrently with the closing on the Closing Date will be, released and fully discharged. The Lender shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.

(e) [Reserved].

(f) [Reserved].

(g) Litigation. There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the opinion of the Lender (a) has had, or could reasonably be expected to result in, a Material Adverse Effect, (b) the ability of any Borrower to perform its obligations

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under the Loan Documents, or the Merger Documents, or the ability of the parties to consummate the financings contemplated under the Loan Documents or the transactions under the Merger Documents.

(h) Consents. All requisite Governmental Authorities and third parties shall have approved or consented to the transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the transactions or the other transactions contemplated hereby.

(i) Voting Agreements. Borrower’s stockholders constituting a Majority of the Minority (as defined in the Merger Agreement) shall have executed voting agreements in support of the Merger Transaction.

4.2 Conditions to All Credit Extensions. The obligation of the Lender to make any Credit Extension shall be subject to the satisfaction of the following conditions precedent on the relevant date such Credit Extension is made:

(a) Bring-down of Representations and Warranties. The representations and warranties of each Loan Party contained in the Loan Documents shall be true and correct in all material respects (or, in the case of any such representation and warranty that is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the date such Loan is made, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representation and warranty that is subject to a materiality or Material Adverse Effect qualification, in all respects) as of such earlier date.

(b) No Default. No Default or Event of Default shall exist as of the date such Credit Extension is made, and no Default or Event of Default shall occur on such date as a result of making such Credit Extension or from the application of the proceeds thereof.

(c) Request for Credit Extension. The Lender shall have received and accepted a Borrowing Request, in accordance with the requirements hereof, provided that any Borrowing Request delivered in connection with the Delayed Draw Term Loan shall have attached thereto such other documentation requested by the Lender, including documentation reasonably evidencing the use of proceeds of such Delayed Draw Term Loan along with any payoff letters, flow of funds, and release agreements requested in connection therewith.

The submission by the Borrower of a Borrowing Request shall be deemed to be a representation and warranty by the Borrower that the conditions set forth in Sections 4.2(a) and 4.2(b) will be satisfied on and as of the date of such Credit Extension, and the making of such Credit Extension shall be deemed to be (i) a representation and warranty by the Borrower that the conditions set forth in Sections 4.2(a) and 4.2(b) are satisfied on and as of such date and (ii) an acceptance of such Borrowing Request delivered by Borrower to Lender, pursuant to Section 2.1(d).

4.3 Conditions of Amendment and Restatement. The effectiveness of the amendment and restatement of the Existing Credit Agreement is subject to the satisfaction of the following conditions precedent:

(a) Documentation. The Lender shall have received, in form and substance satisfactory to the Lender, each of the following, duly executed and acknowledged where appropriate by all parties thereto:

(i) this Agreement and the Delayed Draw Term Note;

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(ii) a certificate from a Senior Officer of the Borrower certifying (A) that the representations and warranties of the Loan Parties contained in Article V and each other Loan Document are true and correct in all material respects (or, in the case of any such representation and warranty that is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the Restatement Effective Date, (B) that no Default exists as of the Restatement Effective Date after giving effect to this Agreement, and no Default shall occur on the Restatement Effective Date as a result of making any Credit Extension on the Restatement Effective Date or from the application of the proceeds thereof, and (C) since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect;

(iii) a certificate of a Senior Officer of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents to which it is a party and certifying that (A) the Organization Documents of such Loan Party have not been amended or otherwise modified since the Closing Date and (B) attached thereto are true, correct and complete copies of resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and

(iv) a certificate as of a recent date of the good standing (or equivalent) of each Loan Party under the Laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by the Lender, each other jurisdiction where such Loan Party is qualified to do business.

(b) Litigation. There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the opinion of the Lender (a) has had, or could reasonably be expected to result in, a Material Adverse Effect, (b) the ability of any Borrower to perform its obligations under the Loan Documents, or the Merger Documents, or the ability of the parties to consummate the financings contemplated under the Loan Documents or the transactions under the Merger Documents.

(c) Consents. All requisite Governmental Authorities and third parties shall have approved or consented to the transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the transactions or the other transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender that:

5.1 Existence, Qualification and Power. Each of the Loan Parties and their respective Subsidiaries (a) is duly organized, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated hereunder and (c) is duly qualified and is licensed and, as

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applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any Contractual Obligation (including any lease) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any applicable Law.

5.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document or the consummation of the transactions contemplated hereunder.

5.4 Binding Effect. This Agreement and each other Loan Document have been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

5.5 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and the unaudited consolidated and consolidating financial statements of the Borrower and its Subsidiaries as of and for the fiscal quarter ended March 31, 2024, copies of which are publicly available to the Lender for review, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness, subject, in the case of the foregoing clauses (i) and (ii) with respect to such unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary thereof or against any of their respective properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, the

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Merger Agreement or the consummation of the transactions hereunder or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.7 No Default. Except as listed on Schedule 5.7, neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated hereunder.

5.8 Property.

(a) As of the Closing Date, the real property listed on Schedule 5.8 constitutes all real property that is owned, leased or subleased by any Loan Party or any of its Subsidiaries and describes the type of interest therein held by such Loan Party and whether, with respect to any leased or subleased property, such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the transactions contemplated hereunder. Each Loan Party and each of its Subsidiaries has good record and marketable title to, or valid leasehold interests in, all real and personal property necessary or used in the ordinary conduct of its business, in each case, free and clear of all Liens other than Permitted Liens.

(b) Each Loan Party and each Subsidiary thereof owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are necessary for the operation of its business, without conflict with the rights of any other Person, except for conflicts that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9 Environmental Matters. Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any Subsidiary thereof (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of any Loan Party, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of any Loan Party or any Subsidiary thereof.

5.10 Tax Matters. Each of the Loan Parties and their respective Subsidiaries has timely filed all federal, state and other material tax returns and reports required to be filed and has timely paid all federal, state and other material Taxes (whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment or other claim against, and no tax audit with respect to, any Loan Party or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement, tax allocation agreement, or similar contractual arrangement other than agreements with unrelated third parties entered into the ordinary course of business the primary purpose of which is not taxes.

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5.11 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status. There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(b) None of the Loan Parties or their ERISA Affiliates maintains or is required to contribute to any Pension Plan other than those listed on Schedule 5.11(b). (i) No ERISA Event has occurred, and neither the Loan Parties nor their ERISA Affiliates are aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event, (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Loan Parties nor their ERISA Affiliates know of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date, (iii) neither the Loan Parties nor their ERISA Affiliates have incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (iv) neither the Loan Parties nor their ERISA Affiliates have engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, and (vi) none of the Loan Parties or their Subsidiaries maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code.

5.12 Ownership of Loan Parties and Subsidiaries. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Schedule 5.12 free and clear of all Liens except those created under the Collateral Documents. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Collateral Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Collateral Documents. As of the Closing Date (other than with respect to Borrower), there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).

5.13 Investment Company Act; Margin Stock.

(a) Neither the Borrower, any Person Controlling the Borrower, nor any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(b) Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its important activities in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the Federal Reserve Board) or extending credit for the purpose of purchasing or

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carrying margin stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock. Following the application of the proceeds of each Loan, not more than 25% of the value of the assets (either of and Loan Party only or of the Loan Parties and the Subsidiaries on a consolidated basis) constitutes margin stock.

5.14 Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary thereof is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No financial statement, report, certificate or other written information furnished by or on behalf of any Loan Party or any Subsidiary thereof to the Lender in connection with the negotiation of any Loan Document or delivered thereunder (in each case as modified or supplemented by other information so furnished), taken as a whole, contained as of the date such financial statement, report, certificate or other written information was so furnished any material misstatement of fact or omitted any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected and pro forma financial information was prepared and furnished to the Lender.

5.15 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.16 [Reserved].

5.17 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any Subsidiary thereof are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), condemnation or eminent domain proceeding that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Anti-Corruption Laws and Sanctions.

(a) None of (i) any Loan Party, any Subsidiary thereof or, any of the respective directors, officers, employees or Affiliates of any Loan Party or any Subsidiary thereof, or (ii) any agent or representative of any Loan Party or any Subsidiary thereof that will act in any capacity in connection with, or benefit from, the credit facilities provided hereunder, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws or has the purpose of evading or avoiding any Anti-Corruption Laws. Each of the Loan Parties and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. Each of the Loan Parties and their respective Subsidiaries, and each director, officer, employee, agent and Affiliate of the Loan Parties and their respective Subsidiaries, is in compliance with the Anti-Corruption Laws.

(b) No proceeds of any Credit Extension have been used, directly or indirectly, by any Loan Party, any Subsidiary thereof or any of the respective directors, officers, employees, Affiliates or agents of

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the foregoing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

5.19 Labor Matters. Except as set forth on Schedule 5.19, there are no collective bargaining agreements covering the employees of any Loan Party or any Subsidiary thereof as of the Closing Date and there are no Multiemployer Plans covering the employees of any Loan Party or any ERISA Affiliate thereof as of the Closing Date. There are no slowdowns, unfair labor practice complaints, strikes, grievances, work stoppages, arbitration proceedings or controversies pending or, to the knowledge of any Loan Party, threatened against any Loan Party, other than such grievances or controversies arising in the ordinary course of business which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5.20 Material Contracts. Schedule 5.20 sets forth a complete and accurate list of all Material Contracts as of the Closing Date. Each Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. Except as set forth on Schedule 5.20, each Loan Party (and, to the knowledge of Loan Parties, each other party to any Material Contract, agreement, instrument, decree or order), is in compliance with all provisions of all Material Contracts, agreements, instruments, decrees and orders to which such Loan Party is a party or by which such Loan Party or its property is bound or affected (or in the case of such other parties, each Material Contract), the breach or default of which could reasonably be expected to have a Material Adverse Effect.

5.21 Agreements. No Loan Party is a party to any agreement, instrument or other document or subject to any corporate or other constitutional restriction, or any restriction under its Organization Documents, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

5.22 Insurance. Schedule 5.22 sets forth a true, complete and accurate description in reasonable detail of all insurance maintained by each Loan Party as of the Closing Date. Each Loan Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations. All insurance maintained by the Loan Party is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation, invalidity or cancellation thereof.

5.23 Acknowledgment of Obligations. The Borrower acknowledges, confirms and agrees that as of the close of business on August 1, 2024, the Borrower is indebted to Lender in respect of the Obligations in the aggregate amount of $56,331,426.43 (consisting of (i) a Term Loan in the aggregate accreted principal amount of $55,918,638.68, and (ii) accrued and unpaid interest for the period from June 26, 2024, to but excluding the Restatement Effective Date in the aggregate amount of $412,787.75). All of the Obligations, including accrued and unpaid interest, costs, expenses and other charges now or hereafter payable by Borrower to Lender, are unconditionally owing by Borrower to Lender, without offset, defense or counterclaim of any kind, nature or description whatsoever.

5.24 Collateral Documents.

(a) The Security Agreement is effective to create in favor of the Lender, legal, valid and enforceable security interests in, the Collateral and, (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Perfection Certificate (as updated in accordance

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with the terms hereof) and (ii) upon the taking of possession or control by the Lender of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Lender to the extent possession or control by Lender is required by each Collateral Document), the Liens created by the Security Agreement shall constitute fully perfected first priority security interests in, all right, title and interest of the grantors thereunder in the Collateral (other than (A) the Collateral consisting of Intellectual Property, except to the extent that the filing of a financing statement is sufficient to perfect a Lien in such Intellectual Property, and (B) such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by (x) the filing of the financing statements and other filings referred to in clause (i) of this Section 5.24 (a) or (y) the taking of possession or control to the extent required by each Collateral Document), in each case subject to no Liens other than Permitted Liens.

(b) When (i) the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, and (ii) financing statements and other filings in appropriate form are filed in the offices specified in the Perfection Certificate (as updated in accordance with the terms hereof), the Liens created by such Security Agreement shall constitute in the United States fully perfected first priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Collateral consisting of Intellectual Property, in each case, if and to the extent a security interest in such Collateral can be perfected solely by such filings.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each Subsidiary thereof to (or, in the case of Sections 6.1 and 6.2, the Borrower shall):

6.1 Financial Statements; Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:

(a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and consolidated statements of income, shareholders’ interests and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by independent public accountants reasonably satisfactory to the Lender to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP;

(b) as soon as available and in any event within thirty (30) after the end of each calendar month, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period, and the related consolidated statements of income, shareholders’ interests and cash flows for such calendar month and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding calendar month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by a Senior Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ interests and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b), (i) a duly completed Compliance Certificate signed by a Senior Officer of the Borrower and (ii) if

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applicable, a copy of management’s discussion and analysis with respect to such financial statements; provided, that each such Compliance Certificate delivered concurrently with the financial statements referred to in Section 6.1(a) shall include a complete list of all patent and trademark registrations received and applications filed by the Loan Parties with the United States Patent and Trademark Office and all copyright registrations received and applications filed by the Loan Parties with the United States Copyright Office during the prior fiscal year together with all other patents, trademarks and copyrights otherwise acquired or licensed during the prior fiscal year;

(d) [Reserved];

(e) [Reserved];

(f) as soon as available but in any event no later than ninety (90) days after the end of each fiscal year of the Borrower, a budget and projections by fiscal quarter for the next four (4) fiscal quarters, including projected balance sheets and statements of income and retained earnings (or comparable statements) and cash flow of the Borrower and its consolidated Subsidiaries;

(g) [Reserved]; and

(h) promptly, such other information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower files such documents with the SEC.

6.2 Notices. Promptly (but in no event later than five (5) Business Days after any Senior Officer of any Loan Party obtains knowledge thereof) notify the Lender of:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event;

(d) notice of any action arising under any Environmental Law or of any noncompliance by any Loan Party or any Subsidiary thereof with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(e) any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary thereof;

(f) the occurrence of any event for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.2(b)(ii), Section 2.2 (b)(iii), or Section 2.2 (b)(iv) (without giving effect to any reinvestment provisions or thresholds therein); and

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(g) any other matter or development that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.2 shall be accompanied by a statement of a Senior Officer of the Borrower setting forth the details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.2(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.3 Payment of Obligations. Pay or discharge all Material Indebtedness and all other material liabilities and obligations (including, without limitation, all Taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.4 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.4 or 7.5 and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof.

6.6 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, which such insurance shall (i) provide for not less than thirty (30) days’ (or ten (10) days’ in the case of non-payment) prior notice to the Lender of termination, lapse or cancellation of such insurance, (ii) in the case of property insurance, name the Lender, as mortgagee and/or lender’s loss payee, as applicable, (iii) in the case of liability insurance, name the Lender, as additional insured and (iv) be reasonably satisfactory in all other respects to the Lender. The Loan Parties shall furnish to the Lender information in reasonable detail as to the insurance so maintained.

6.7 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property.

6.8 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

6.9 Inspection Rights. Permit representatives of the Lender to visit and inspect any of its properties, to inspect, audit and examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, which shall include but shall not be limited to collateral audits of each Loan Party conducted by the Lender, at the Borrower’s cost and expense, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, any time during normal business hours upon reasonable advance notice (unless a Default or Event of Default is continuing, in which event such notice shall not be required). Each Loan Party hereby authorizes its independent certified public

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accountants to discuss the finances and affairs of the Loan Parties with the Lender (and agrees to request such accountants to so discuss with the Lender), provided that the Borrower is offered the opportunity to participate in such discussions.

6.10 Compliance with Environmental Laws. (a) Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws, (b) obtain, maintain and renew all permits necessary for its operations and properties and (c) conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any of the properties owned, leased or operated by it in accordance with the requirements of all Environmental Laws.

6.11 Plans. The Borrower shall (a) obtain the Lender’s prior written approval, which approval will not be unreasonably withheld, prior to the establishment of any “welfare plan” (as defined in Section 3(1) of ERISA) covering any employee of the Borrower for any period after such employee’s termination of employment other than such period required by the Consolidated Omnibus Budget Reconciliation Act of 1986 or any “defined benefit plan” (as defined in Section 3(35) of ERISA) by the Borrower or an ERISA Affiliate thereof; (b) at all times make prompt payments or contributions to meet the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended, with respect to each Plan as applicable; and (c) promptly furnish such additional information concerning any Plan as the Lender may reasonably request from time to time.

6.12 Compliance with Anti-Corruption Laws and Sanctions. Conduct its businesses in compliance with all Anti-Corruption Laws and applicable Sanctions and maintain policies and procedures designed to promote and achieve compliance with all Anti-Corruption Laws and applicable Sanctions.

6.13 Mortgaged Properties. Within thirty (30) days after the acquisition by any Loan Party after the Closing Date of any Mortgaged Property (or, to the extent requested by the Lender, any other real property), the Borrower shall (and shall cause each applicable Loan Party to) grant to the Lender a security interest in and Mortgage on each Mortgaged Property (or such other real property, as applicable). Such Mortgages shall be granted pursuant to documentation satisfactory in form and substance to the Lender and shall constitute valid and enforceable perfected first priority Liens subject only to Permitted Liens. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Law to establish, perfect, preserve and protect the Liens in favor of the Lender required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Lender such documents as the Lender shall require to confirm the validity, enforceability, perfection and priority of the Lien of any Mortgage against such Mortgaged Property (or, such other real property, as applicable) (including a title policy, a survey and local counsel opinion (in form and substance satisfactory to Lender) in respect of such Mortgage).

6.14 Deposit Accounts. In order to facilitate the Lender’s maintenance and monitoring of its security interests in the Collateral, at all times after the date that is sixty (60) days after the Restatement Effective Date (or such later date as Lender shall agree to in writing), maintain its depositary and operating accounts with account bank satisfactory to Lender in its sole discretion and each such account (other than any Excluded Account) shall be subject to a deposit account control agreement in form and substance satisfactory to Lender (and its counsel).

6.15 Additional Subsidiaries. Promptly following the date any Person becomes a Subsidiary of a Loan Party (whether by creation, acquisition or otherwise, including without limitation, upon the

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formation of any Subsidiary that is a Delaware Divided LLC) and in any event within thirty (30) Business Days after such date, (a) cause such Person to (i) become a Subsidiary Guarantor and a Loan Party hereunder by delivering to the Lender a duly executed Loan Party Joinder Agreement or such other document(s) as the Lender shall deem appropriate for such purpose, (ii) grant a security interest in all of its tangible and intangible personal property and real property now owned or hereafter acquired (subject to any exceptions specified in the applicable Collateral Document) by such Person by delivering to the Lender a duly executed joinder to the Security Agreement, Mortgage or such other document(s) as the Lender shall deem appropriate for such purpose, (iii) deliver to the Lender such opinions, documents and certificates referred to in Section 4.1 as may be reasonably requested by the Lender and (iv) deliver to the Lender such other documents as may be reasonably requested by the Lender in connection with the foregoing including, without limitation, all information that may be reasonably requested by the Lender to comply with applicable “know your customer” requirements established by U.S. regulatory authorities, all in form, content and scope reasonably satisfactory to the Lender and (b) if applicable, cause each Loan Party owning Equity Interests in such Subsidiary to deliver to the Lender (i) a duly executed joinder or supplement to the Security Agreement pledging (or evidencing a prior pledge of) 100% of the total Equity Interests in such Subsidiary or such other document(s) as the Lender shall deem appropriate for such purpose, together with all original certificates (or equivalent document) evidencing such Equity Interests and appropriate undated stock or other transfer powers for each such certificate duly executed in blank by the registered owner thereof, (ii) such opinions, documents and certificates referred to in Section 4.1 as may be reasonably requested by the Lender and (iii) such other documents as may be reasonably requested by the Lender in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Lender.

6.16 Further Assurances. Promptly upon the reasonable request by the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party.

6.17 Collateral Access Agreements. Notwithstanding the terms of Section 4.7(b) of the Security Agreement, each Loan Party shall deliver to the Lender Collateral Access Agreements for each location listed on Schedule III to the Security Agreement and for any other location not owned by a Loan Party where Collateral is located on or before the date that is sixty (60) days after the Restatement Effective Date.

6.18 Good Standings. Notwithstanding any waiver or deemed waiver of Section 4.3(a)(iv), the Borrower shall deliver to Lender a certificate as of a recent date of the good standing (or equivalent) of each Loan Party under the Laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by the Lender, each other jurisdiction where such Loan Party is qualified to do business on or before the date that is two (2) Business Days after the Restatement Effective Date.

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ARTICLE VII
NEGATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

7.1 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a) Liens in favor of the Lender or any Affiliate of the Lender;

(b) Liens existing on the Closing Date and described on Schedule 7.1;

(c) Liens for taxes not yet due or Liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or, with respect to any Plan, the Code;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing Indebtedness permitted under Section 7.2(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(i) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of such Person;

(j) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

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(k) any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;

(l) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, or (ii) secure any Indebtedness; and

(m) Subject to prior written approval by the Lender in each instance, Liens securing Indebtedness in an aggregate principal amount not to exceed $100,000 at any time outstanding.

7.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness owing to the Lender or any Affiliate of the Lender;

(b) Indebtedness existing on the Closing Date and described on Schedule 7.2;

(c) Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $250,000; provided further, that, in the case of purchase money obligations, (i) such Indebtedness is incurred within 10 days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any person owning the applicable fixed or capital assets) by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

(d) Guarantees made by a Loan Party with respect to Indebtedness of a Loan Party permitted pursuant to the foregoing clauses (a) through (c);

(e) Indebtedness in respect of bid, performance or surety bonds issued for the account of any Loan Party in the ordinary course of business, including guarantees or obligations of any Loan Party with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed), in an aggregate amount not to exceed $250,000 at any time outstanding;

(f) Indebtedness of any Loan Party to any other Loan Party; and

(g) Subject to prior written approval by the Lender in each instance, other Indebtedness in an aggregate amount of up to $1,000,000 at any time outstanding.

7.3 Investments. Make or hold any Investments, except:

(a) Investments in the form of cash or Cash Equivalents; or

(b) Investments in the form of bitcoin solely to the extent such bitcoin was self-mined by a Loan Party.

(c) (i) Investments in Subsidiaries in existence on the Closing Date, and (ii) other Investments in existence on the Closing Date and identified on Schedule 7.3, and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof;

(d) Investments by any Loan Party in any other Loan Party;

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(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Guarantees permitted by Section 7.2; and

(g) Subject to prior written approval by the Lender in each instance, Investments in an aggregate amount of up to $100,000 at any time outstanding (net of return on investment).

Notwithstanding anything to the contrary in this Section 7.3, each Loan Party shall not, nor shall it permit any of its Subsidiaries to, enter into any Acquisition other than the Merger Transaction.

7.4 Fundamental Changes. Other than as contemplated under the Merger Transaction, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division), except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary of the Borrower may merge or consolidate with or into (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries; provided that (A) when any Loan Party is merging with another Subsidiary of the Borrower, a Loan Party shall be the continuing or surviving Person and (B) when any wholly-owned Subsidiary of the Borrower is merging with a non-wholly-owned Subsidiary of the Borrower, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Loan Party; provided that if the transferor in such a transaction is a wholly-owned Subsidiary of the Borrower, then the transferee must also be a wholly-owned Subsidiary of the Borrower.

7.5 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of Investments in cash and Cash Equivalents in the ordinary course of business;

(d) Dispositions of property by any Loan Party or any Subsidiary thereof to a Loan Party;

(e) Dispositions permitted by Section 7.4(b);

(f) leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower and its Subsidiaries and which are otherwise in accordance with the Collateral Documents; and

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(g) Liens permitted by Section 7.1, Investments permitted by Section 7.3 and Restricted Payments permitted by Section 7.6.

7.6 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary of the Borrower may declare and make Restricted Payments to a Loan Party (and, in the case of a non-wholly-owned Subsidiary, ratably to the other holders of its Equity Interests);

(b) the Borrower and each Subsidiary thereof may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c) the Borrower may make Restricted Payments pursuant to or otherwise permitted by the Merger Agreement.

7.7 Change in Nature of Business Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related or incidental thereto.

7.8 Changes in Fiscal Periods or Accounting System (a) Permit the fiscal year of any Loan Party to end on a day other than December 31 or change any Loan Party’s method of determining its fiscal quarters or (b) amend its method of financial accounting unless required by GAAP.

7.9 Transactions with Affiliates Enter into, directly or indirectly, any transaction or series of related transactions of any kind with any of its Affiliates, whether or not in the ordinary course of business, other than on fair and reasonable terms at least as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties, (b) Investments permitted under Section 7.3 or (c) Restricted Payments permitted under Section 7.6.

7.10 Burdensome Agreements Enter into or permit to exist any Contractual Obligation (other than any Loan Document and the Merger Documents) that (a) limits the ability (i) of any Subsidiary of the Borrower to make Restricted Payments to the Borrower or any other Loan Party or to otherwise transfer property to or invest in the Borrower or any other Loan Party, (ii) of any Subsidiary of the Borrower to Guarantee the Obligations of the Borrower or (iii) of the Borrower or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11 Use of Proceeds.

(a) Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) for any purpose other than with respect to the Term Loan, to refinance or prepay certain existing Indebtedness, accounts payable and trade payables of the Borrower or any other Loan Party (including accrued and unpaid interest and any prepayment penalty) and to pay fees and expenses in connection therewith, working capital, and the purchase of digital currency miners or (ii) to purchase or carry “margin stock” (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

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(b) Use the proceeds of any Credit Extension, whether directly or indirectly, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.12 Amendments of Organization Documents. Amend, waive or otherwise modify any provision of its Organization Documents in any manner that could be reasonably expected to be adverse to the rights or interests of the Lender.

7.13 Prepayment or Amendment of Indebtedness. Voluntarily prepay, purchase, redeem or defease any Indebtedness other than (i) Indebtedness that is expressly permitted to be prepaid pursuant to the terms of this Agreement (including, without limitation, the Indebtedness and other obligations listed on Schedule 4.1(d)) or (ii) with the prior written consent of the Lender (in its sole discretion), other Indebtedness.

ARTICLE VIII
DEFAULT AND REMEDIES

8.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Non-Payment. Any Loan Party fails to pay when due (i) any amount of principal of any Loan or (ii) any interest on any Loan or any fee or other amount due hereunder or under any other Loan Document and, in the case of the foregoing clause (ii), such failure continues for three (3) days.

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, 6.2, 6.4, 6.6, 6.9, 6.12, or 6.15 or ARTICLE VII.

(c) Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.1(a) or 8.1(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 15 days after the earlier of (i) a Loan Party’s receipt of notice thereof from Lender or (ii) the date a Loan Party becomes aware of such breach.

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect (or, in the case of any such representation or warranty that is subject to a materiality or Material Adverse Effect qualification, in any respect) when made or deemed made.

(e) Voluntary Bankruptcy Proceeding. Any Loan Party or any Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability or fail generally to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

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(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Loan Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Loan Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy Laws) shall be entered.

(g) Default under Material Indebtedness. (i) A Loan Party or any Subsidiary thereof shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness beyond the applicable grace period with respect thereto, if any; or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 7.5;

(h) Swap Contracts. Any Loan Party fails to comply or to perform any term, obligation, covenant or condition contained in, or the occurrence or existence of any event of default, termination event or other similar event under or with respect to, any other Swap Contract.

(i) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $100,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of $100,000 or (ii) the assets of any Loan Party become subject to a lien under Section 403(k) of the Code or Section 303(k) or 4068 of ERISA.

(k) Change of Control. There occurs any Change of Control.

(l) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted thereunder, ceases to be in full force and effect, (ii) any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document or (iii) any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

(m) Collateral Documents. Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority security interest (subject to Permitted Liens) in the Collateral purported to be covered thereby.

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(n) Business Interruption. A Loan Party’s or any if its Subsidiaries’ business is interrupted or suspended for a period of thirty (30) days or more.

(o) Material Adverse Effect. The Lender reasonably determines that a Material Adverse Effect has occurred.

8.2 Remedies Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Lender may, at its option and in its sole discretion, (a) declare its commitments and obligations, if any, to make the Loans to be terminated, whereupon such commitments shall be terminated, (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, and (c) exercise all rights and remedies available to the Lender under the Loan Documents or applicable Law, including the right to resort to any Collateral and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable Law; provided that upon the occurrence of an Event of Default set forth in Section 8.1(e) or (f), the obligation of the Lender to make the Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Lender. Upon the occurrence and during the continuance of an Event of Default, the Lender may apply to any court of competent jurisdiction for, and obtain appointment without bond of, a receiver for the Collateral and any other assets or business of a Loan Party and with respect to any sale of Collateral consisting of real estate. Notwithstanding any other provision of any Loan Document to the contrary, while any Event of Default exists, any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion, but subject to any provisions of any Collateral Document that expressly establishes the priority of the application of the proceeds from any disposition of Collateral.

8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become due and payable as set forth in the proviso to Section 8.2) or if at any time insufficient funds are received by and available to the Lender to pay fully all Obligations then due, any amounts received on account of the Obligations shall be applied by the Lender in its sole discretion.

ARTICLE IX
MISCELLAneous

9.1 Amendments, Etc. Except as otherwise set forth herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and each Loan Party party thereto, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.2 Notices; Effectiveness.

(a) Subject to paragraph (c) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to any Loan Party, to the Borrower at 2577 Duck Creek Road, Cincinnati, OH 45212, Attention: Chief Financial Officer with a copy to: Troutman Pepper Hamilton Sanders LLP, 875 Third Avenue, New York, NY 10022, Attention: Patrick B. Costello (email: patrick.costello@troutman.com); and

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(ii) if to the Lender, to CleanSpark, Inc., 10624 S. Eastern Ave, Suite A-638, Henderson, NY 89052, Attention: General Counsel; with a copy to: Cozen O’Connor, One Liberty Place, 1650 Market Street, Suite 2800, Philadelphia, Pennsylvania 19103, Attention: Joseph C. Bedwick & Christopher J. Bellini (email: jbedwick@cozen.com; cbellini@cozen.com).

(b) Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); notices and other communications delivered through Electronic Systems to the extent provided in paragraph (c) below shall be effective as provided in such paragraph. Each of the Borrower and the Lender may change its address or facsimile for notices and other communications hereunder by notice to the other parties hereto.

(c) Notices and other communications to the Lender hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Lender. Each of the Lender and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by using electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

9.3 No Waiver; Cumulative Remedies; Notice Waiver. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under this Agreement and each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Each Loan Party hereby waives notice of non-payment, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

9.4 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay all out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the collection of the Obligations or the enforcement or protection of its rights under this Agreement and the other Loan Documents, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof. Expenses being reimbursed by the Borrower under this Section 9.4 include costs and expenses incurred in connection with: (1) appraisals and insurance reviews;

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(2) environmental examinations and reports; (3) field examinations and the preparation of reports based thereon, including the fees charged by a third party retained by the Lender or the internally allocated fees for each Person employed by the Lender with respect to each field examination; (4) background checks regarding senior management and/or key investors, as deemed necessary appropriate in the sole discretion of the Lender; (5) taxes, fees and other charges for (A) lien and title searches and title insurance and (B) filing financing statements and continuations, recording any mortgages or deeds of trust and other actions to perfect, protect and continue the Lender’s Liens; (6) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that any Loan Party fails to pay or take; and (7) forwarding loan proceeds, collecting checks and other items of payment, and the cost of preserving and protecting the Collateral.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Lender and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on, at, under, to or from any property currently or formerly owned, leased or operated by any Loan Party or any Subsidiary thereof, or any Environmental Liability related in any way to any Loan Party or any Subsidiary thereof or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee. This Section 9.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d) Payments; Survival. All amounts due under this Section 9.4 shall be payable not later than ten (10) Business Days after demand therefor. The Loan Parties’ obligations under this Section 9.4 shall survive any assignment of rights by the Lender, termination of the Commitments and repayment of the Obligations.

9.5 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to any Secured Party, or any Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof

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originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender (and any other attempted assignment or transfer by any Loan Party shall be null and void). The Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, the Lender’s rights and benefits under each of the Loan Documents anytime following the termination of the Merger Agreement. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.7 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority), (c) to the extent required by applicable Law or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.7, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (f) with the consent of the Borrower or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.7 or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section 9.7, “Information” means all information received from any Loan Party or any of their respective Subsidiaries relating to any Loan Party or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by such Loan Party or such Subsidiary; provided that, in the case of information received from any Loan Party or any of their respective Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential. The Lender shall be considered to have complied with its obligation to maintain the confidentiality of Information as provided in this Section 9.7 if it has exercised the same degree of care to maintain the confidentiality of such Information as it would accord to its own confidential information.

9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations, irrespective of whether or not the Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The

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rights of the Lender and its Affiliates under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

9.9 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. The provisions of Sections 3.3, 9.4 and 9.5 shall survive the repayment of the Obligations, the expiration or termination of the Commitments and the termination of this Agreement or any provision hereof.

9.10 Independent Effect of Covenants. Each Loan Party expressly acknowledges and agrees that each covenant contained in Articles VI and VII shall be given independent effect. Accordingly, neither any Loan Party nor any Subsidiary thereof shall engage in any transaction or other act otherwise permitted under any covenant contained in Article VI or VII, if before or after giving effect to such transaction or act any Loan Party shall or would be in breach of any other covenant contained in Article VI or VII.

9.11  Governing Law; Venue; Waiver of Jury Trial.

(a)  THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE General Corporation Law of the State of Delaware, as amended, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH

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COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2. OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.

9.12 [Reserved].

9.13 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

9.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Lender, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their respective Affiliates, or any other Person and (B) the Lender has no obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Agreement and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and the Lender has no obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Lender with respect to any

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breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.15 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.16 USA PATRIOT Act. The Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the PATRIOT Act.

9.17 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on any Loan Party or any Subsidiary thereof or further restricts the rights of any Loan Party or any Subsidiary thereof or gives the Lender or any other Secured Party additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

9.18 Joinder of Additional Subsidiary Guarantor. Pursuant to Section 6.15, any Person that becomes a Subsidiary of a Loan Party after the Closing Date is required to enter into this Agreement as a Subsidiary Guarantor and a Loan Party. Upon execution and delivery by such Subsidiary of a Loan Party joinder agreement in the form attached as Exhibit C (each a “Loan Party Joinder Agreement”), such Subsidiary shall become a Subsidiary Guarantor and a Loan Party hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and a Loan Party herein. The execution and delivery of a Loan Party Joinder Agreement adding an additional Subsidiary Guarantor as a party to this Agreement shall not require the consent of any other party hereto. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.

9.19 Prepayment Premium. The parties hereto acknowledge and agree that, to the extent the Prepayment Premium is applicable to any repayment or prepayment of principal of any Loan at any time, such Prepayment Premium is not intended to be a penalty assessed as a result of any such repayment or prepayment of the Loans, but rather is the product of a good faith, arm’s length commercial negotiation between the Borrower and the Lender relating to the mutually satisfactory compensation payable to the Lender by the Borrower in respect of the Loans made hereunder. In furtherance of the foregoing, to the fullest extent permitted by applicable Law, the Loan Parties hereby jointly and severally waive any rights or claims any of them may have under any such applicable Law (whether or not in effect on the Closing Date) that would prohibit or restrict the payment of the Prepayment Premium under any of the circumstances provided herein or in any other Loan Document, including payment after acceleration of the Loans.

9.20 Reaffirmation. Borrower hereby expressly reaffirms and assumes all of its obligations and liabilities to Lender as set forth in the Existing Credit Agreement and the other Loan Documents and agrees to be bound by and abide by and operate and perform under and pursuant to and comply fully with all of the terms, conditions, provisions, agreements, representations, undertakings, warranties, indemnities, grants

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of security interests and covenants contained in this Agreement and such other Loan Documents, as such obligations and liabilities may be modified by this Agreement. Borrower hereby ratifies, confirms and affirms without condition all Liens granted to Lender, pursuant to the Existing Credit Agreement and such other Loan Documents, as amended and restated by this Agreement, and all extensions, renewals, refinancings, amendments or modifications of any of the foregoing.

9.21 Acknowledgment of Security Interests. The Borrower acknowledges, confirms and agrees that Lender, has and shall continue to have valid, enforceable and perfected liens upon and security interests in the assets and properties of the Borrower heretofore granted to Lender, pursuant to the Loan Documents or otherwise granted to or held by Lender.

ARTICLE X
LOAN GUARANTY

10.1 Guaranty. Each Loan Party unconditionally guarantees, jointly with the other Loan Parties and severally, as a primary obligor and not merely as a surety, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, of the Obligations (including all out‑of‑pocket expenses incurred by the Secured Parties in connection with the collection or enforcement thereof) (for each Loan Party, its “Guaranteed Obligations”). Notwithstanding the foregoing, the amount guaranteed by each Loan Party hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Each Loan Party further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

10.2 Guaranty of Payment; Independent Obligation. Each of the Loan Parties agrees that its guaranty hereunder constitutes a guaranty of payment and not of collection. Each Loan Party waives any right to require any Secured Party to sue any other Loan Party or any other Person obligated for all or any part of the Guaranteed Obligations or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations. The obligations of each Loan Party hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Loan Party to enforce this Loan Guaranty whether or not the Borrower or any other Person is joined as a party.

10.3 No Discharge or Diminishment of Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise, (ii) any change in the corporate existence, structure or ownership of any Loan Party or any other Person liable for any of the Guaranteed Obligations, (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Loan Party or any other Person liable for any of the Guaranteed Obligations, or their assets or any resulting release or discharge of any obligation of any such Person or (iv) the existence of any claim, setoff or other rights that any Loan Party may have at any time against any other Loan Party, any other Person liable for any of the Guaranteed Obligations, any Secured Party or any other Person, whether in connection herewith or in any unrelated transactions.

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(b) The obligations of each Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable Law purporting to prohibit payment of all or any part of the Guaranteed Obligations by any Loan Party or any other Person.

(c) The obligations of any Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Loan Party for all or any part of the Guaranteed Obligations or any obligations of any other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Secured Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Party or that would otherwise operate as a discharge of such Loan Party as a matter of law or equity (other than the payment in full of the Guaranteed Obligations).

10.4 Defenses Waived. To the fullest extent permitted by applicable Law, each Loan Party hereby waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Loan Party or any Person obligated on the Guaranteed Obligations, and all other defenses available to a surety or guarantor, other than the payment in full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Loan Party or any other Person. The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Loan Party or any other Person or exercise any other right or remedy available to it against any Loan Party or any other Person, without affecting or impairing in any way the liability of such Loan Party under this Loan Guaranty, except to the extent the Guaranteed Obligations have been paid in full. To the fullest extent permitted by applicable Law, each Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable Law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any Person or any security.

10.5 Contribution. Each Loan Party hereby agrees that to the extent that a Loan Party shall have made a payment under this Loan Guaranty that exceeds its Allocable Amount of such payment, such Loan Party shall be entitled to seek and receive contribution from and against each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amount in effect immediately prior to such payment. For purposes of this Section 10.5, “Allocable Amount” means, as to any Loan Party on any relevant date of determination, a fraction the numerator of which shall be the net worth of such Loan Party and the denominator of which shall be the aggregate net worth of all Loan Parties. Each Loan Party’s right of contribution shall be subject to the terms and conditions of Section 10.6. The provisions of this Section 10.5 shall in no respect limit the obligations and liabilities of any Loan Party to the Secured Parties, and each Loan Party shall remain liable to the Secured Parties for the full amount guaranteed by such Loan Party.

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10.6 Subrogation. No Loan Party shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Loan Guaranty until the Guaranteed Obligations have been paid in full.

10.7 Subordination. All present and future debts, liabilities or obligations of any other Loan Party now or hereafter held by any Loan Party (the “Obligee Loan Party”), whether as original creditor, assignee, or by way of subrogation, restitution or otherwise, are hereby subordinated in right of payment to the Guaranteed Obligations, and any such debts, liabilities or obligations collected or received by the Obligee Loan Party after an Event of Default has occurred and while such Event of Default is continuing shall be held in trust for the Secured Parties and, following the request of Lender, shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations but without otherwise affecting, impairing or limiting in any manner the liability of the Obligee Loan Party under any other provision hereof.

10.8 Reinstatement. To the extent that any payment by or on behalf of any Loan Party is made to the Secured Parties in respect of the Guaranteed Obligations, or any Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then this Loan Guaranty shall continue in full force and effect or be revived, as the case may be, as if such payment had not been made or such setoff had not occurred. The obligations of each Loan Party under this paragraph shall survive termination of this Loan Guaranty.

10.9 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Loan Party, jointly and severally, immediately upon demand by the Secured Parties.

10.10 Condition of Loan Parties. Each Loan Party acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each other Loan Party and any other guarantor such information concerning the financial condition, business and operations of such other Loan Party and any such other guarantor as such Loan Party requires, and that none of the Secured Parties has any duty, and such Loan Party is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of any other Loan Party or any other guarantor (each Loan Party waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.11 Keepwell. Each Loan Party that is a Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement and the other Loan Documents; provided that each Qualified ECP Guarantor shall only be liable under this Section 10.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.11, or otherwise under this Agreement or any other Loan Document, voidable under Debtor Relief Laws and not for any greater amount. Each Qualified ECP Guarantor intends that this Section 10.11 constitute, and this Section 10.11 shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

GRIID INFRASTRUCTURE INC.

By: /s/ James D. Kelly III

Name: James D. Kelly III

Title: Chief Executive Officer

SUBSIDIARY GUARANTORS:

GRIID HOLDCO LLC

By: /s/ James D. Kelly III

Name: James D. Kelly III

Title: Chief Executive Officer and President

GRIID INFRASTRUCTURE LLC

By: /s/ James D. Kelly III

Name: James D. Kelly III

Title: Chief Executive Officer and President

AVA DATA LLC

By: /s/ James D. Kelly III

Name: James D. Kelly III

Title: Chief Executive Officer and President

[Signature Page to Amended and Restated Credit Agreement]

DATA BLACK RIVER LLC

By: /s/ James D. Kelly III

Name: James D. Kelly III

Title: Chief Executive Officer and President

GIB COMPUTE LLC

By: /s/ James D. Kelly III

Name: James D. Kelly III

Title: Chief Executive Officer and President

JACKSON DATA LLC

By: /s/ James D. Kelly III

Name: James D. Kelly III

Title: Chief Executive Officer and President

BADIN DATA LLC

By: /s/ James D. Kelly III

Name: James D. Kelly III

Title: Chief Executive Officer and President

TULLAHOMA DATA LLC

By: /s/ James D. Kelly III

Name: James D. Kelly III

Title: Chief Executive Officer and President

[Signature Page to Amended and Restated Credit Agreement]

RUTLEDGE DEVELOPMENT &
DEPLOYMENT LLC

By: /s/ James D. Kelly III

Name: James D. Kelly III

Title: Chief Executive Officer and President

RED DOG TECHNOLOGIES LLC

By: /s/ James D. Kelly III

Name: James D. Kelly III

Title: Chief Executive Officer and President

UNION DATA DINER LLC

By: /s/ James D. Kelly III

Name: James D. Kelly III

Title: Chief Executive Officer and President

LAFOLLETTE DATA LLC

By: /s/ James D. Kelly III

Name: James D. Kelly III

Title: Chief Executive Officer and President

AVALON DATA LLC

By: /s/ James D. Kelly III

Name: James D. Kelly III

Title: Chief Executive Officer and President

[Signature Page to Amended and Restated Credit Agreement]

LENDER:

CLEANSPARK, INC.

By: /s/ Zachary K. Bradford

Name: Zachary K. Bradford

Title: Chief Executive Officer

[Signature Page to Amended and Restated Credit Agreement]